ASSOCIATION AGREEMENT



                                    between



                                NAFTA a.s. GBELY



                                      and



                              DANUBE INTERNATIONAL
                               PETROLEUM COMPANY


                     REPRESENTED BY ITS BRANCH IN SLOVAKIA




                                    CONTENTS


     Article I.     Contracting Association Members

     Article II.    Name And Location Of The Association

     Article III.   Purpose And Subject Of The Association

     Article IV.    Obligations Of The Association Members

     Article V.     Management Body Of The Association

     Article VI.    Procedures For Conducting Joint Activity

     Article VII.   Financial Administration

     Article VIII.  Ownership Ratio

     Article IX.    Training Of Local Personnel And Transfer Of Technology

     Article X.     Operations At Wells And Their Management

     Article XI.    Confidentiality Agreement

     Article XII.   Assignment

     Article XIII.  Force Majeure

     Article XIV.   Term Of The Agreement

     Article XV.    Governing Law

     Article XV.a   Arbitration Clause

     Article XVI.   Termination (Liquidation) Of The Association

     Article XVII.  Language Of The Agreement And Working Language

     Article XVIII. Date On Which The Agreement Takes Effect

     Article XIX.   Temporary And Final Conditions

Attachments:

A.   Exhibit A:  Map Of AMI 1 And AMI 2
B.   Exhibit B:  Schedule of Activities
C.   Definitions
D.   Coordinates Of AMI 1 and AMI 2



                             PARTNERSHIP AGREEMENT


     Pursuant to the provisions of Section 829 to Section 841 of Act no. 40/64 Zb. (Civil Code) as amended by Act no. 509/91 Zb., the complete text of which was issued under Act no. 47/92 Zb., the contracting parties agree as follows:

                                   Article I.
                        Contracting Association Members

1.   NAFTA a.s. Gbely
     Address:  908 45 Gbely, Slovakia
     (Organization identification no.:  31409 938)

     Represented by: Jan Prachar, Dipl-Ing - General Director of the Company and Chairman of the Board of Directors

     Stefan Hodan, RNDr. - Member of the Board of Directors

     (Hereinafter referred to as "NG")

2.   BRANCH IN SLOVAKIA OF DANUBE INTERNATIONAL PETROLEUM COMPANY
     Address:  Obchodna 21, Bratislava

     Represented by:  Mrs. Erika Csekes

     (Hereinafter referred to as "DIPC")

     (Hereinafter jointly the "Association Members")

                                  Article II.
                      Name and Location of the Association

     The Association Members will use the following name when doing business jointly "NAI:IA - DANUBE."

     The location of the Association is Gbely, Naftarska ulica 965, Slovensko. (965 Naftarska St., Gbely, Slovakia)

                                  Article III.
                     Purpose and Subject of the Association

     The purpose and subject of the Association as set forth in this Association Agreement (the "Agreement") is to develop the production of hydrocarbons in commercial quantities on through a completed joint exploration program for the Association Members mutual advantage and to conduct further exploration for hydrocarbons in the two Areas of Mutual Interest ("AMI 1" and "AMI 2" respectively, refer to Exhibit A). This involves the joint activity of the Association Members.

DIPC will plan, design, and manage exploration and will act as operator during the period of the Test Phase. NG will act as field operator during the period of the first Production Phase and in subsequent Production Phases. In both Phases, preference will be given to the use of the equipment and personnel of NG provided the service is technically and economically competitive.

NG represents and warrants that it is the authorized and unencumbered owner of a license (Law of Geological Work in Slovakia No. 52 Zb /1988 as it is said Nov. 6,1991 no 491 Zb, in Law no 497/91 Zb) in the AMI 1 and AMI 2. This Association Agreement further specifies that NG exclusively, as Partner to this Agreement, stipulates the interests that it has in the given area for the purposes and conditions of this Agreement.

The planned capital investment for the Test Phase is US $6.64 million divided as follows:

     DIPC 75 %
     NG   25 %

The planned capital investment of Production Phase 1 is US $6.8 million divided as follows:

     DIPC 60 %
     NG   40 %

1. Subject to JMC approval, the program as shown in Exhibit B will be implemented. The first quarter shall start on the fist day of the following month after JMC approval of the schedule of activities. The Test Phase has a duration of five quarters (see Exhibit B). An environmental base lime study will be performed during the 1. quarter; DIPC will pay 100% of the cost. An engineering study of the Test Phase will be performed during the 1. and 2. quarter; DIPC will pay 100%. Trebisov well #5 (redrill) will be drilled and tested during the 3. and 4. quarter; or no more than 180 days after the approval of the JMC. Trebisov #2 (redrill), Lozin #1 (redrill) will be drilled and tested during the 5. quarter. Also during the 5. quarter, a seismic program will be completed. The total costs of the wells and seismic are $6.64 million.

The Production Phase 1 consists of 7 quarters (quarters 6-12). Three additional wells in quarters 7, 9 and 11 will be drilled in an alternative area of AMI 1. One well will be drilled in the AMI 2 during the 10. quarter.

2. If upon completion of the Test Phase not all the funds are used, these remaining funds will be spent as part of the Production Phase 1 in the following proportion:

     DIPC 75 %
     NG   25 %

If, however, the work program of the Test Phase exceeds Six Million Six Hundred Thousand US Dollars (US $6.64 million), the additional funds required to complete the program will be spent in the following proportion:

     DIPC 60%
     NG   40%

If upon completion of the Production Phase 1, not all funds were used, these remaining funds will be spent in the subsequent Production Phase in the following proportion:

     DIPC 60%
     NG   40%

If, however, the work program of the Production Phase 1 exceeds Six Million Eight Hundred Thousand US Dollars ($6.8 million), the additional funds required to complete the program will be spent in the following proportion:

     DIPC 50 %
     NG   50%

3. After the JMC approves the budgets, DIPC and NG will deposit their respective funds twenty (20) days before commencement of operation. Checks, drafts transfers etc., drawn from the mutual bank subaccount will be signed by the operator and countersigned by the non-operator.

     Deposits to the joint subaccount will be calculated in Sk/Slovak Crowns/ at the rate in effect on the day the deposit is transferred to the joint subaccount in compliance with the foreign exchange law.

Further Production Phases will be financed by the Association Members equally.

                                  Article IV.
                     Obligations of the Association Members

                   (efforts to accomplish the agreed purpose)

     The individual Association Members, realizing that in order to accomplish the stated purpose and subject of the Association they must make diligent efforts and make tangible and intangible investments, bind themselves to accomplish the following:

1. DIPC and NG will commence oil field operations at the field within 180 days after the Association's Joint Management Committee (or the "JMC") as the management body of the Association has approved the work program of the Association drawn up by the operator.

2. DIPC and NG as operators will conduct drilling and production operations and an exploration program in accordance with the provisions of this Agreement.

3. DIPC will consult with NG concerning locations for wells. The Association Members will select wells that have been shown to be the best, technically and economically. After conclusion of the drilling and production operations, NG and DIPC will see that the test phase is begun as soon as possible, and on the basis of the results therefrom will establish the spacing of the production wells for every economic horizon.

4. In implementing the activity of the Association, DIPC will preferentially utilize the personnel, goods, services, equipment and servicing of NG, the Association will also conclude if it should prove necessary to purchase goods or lease equipment, and will also conclude contracts for oil field operations, under the condition that the goods, equipment, and services supplied will be competitive in terms of price, quality, and delivery and service terms. Otherwise, all contracts may be concluded independently by each partner up to a sum agreed upon by the JMC. The Association Member, which concludes an agreement without JMC approval, shall bear all expenses associated with that agreement.

                                   Article V.
                       Management Body of the Association

A. The management body of the Association is the JMC. Each Partner names four representatives to the JMC, who will constitute the JMC. Each Partner shall at the same time appoint one of his representatives as his chief representative.

     The following representatives are appointed by DIPC:

     1.   Dr. Martin A. Schuepbach, Ph.D.--chief representative

     2.   Erika Csekes-later replaced by DIPC Slovakia
Representative--vice-chief
representative

     3.   Dr. Frank Horvath, Ph.D.-representative

     4.   Randy Crawford-later replaced by DIPC--Slovakia,
Geologist/Engineering-representative

     The following representative are appointed by NG:

     1.   Dr. Stefan Hodan--chief representative

     2.   Dr. Peter Ostrolucky, Ph.D.-vice-chief representative

     3.   Dr. Julius Magyar, Ph.D.-representative

     4.   Dipl. Ing. Vicent Gerthoffer--representative

1. Unless otherwise agreed between the Association Members, regular meetings of the JMC will be held at least once every quarter, and any additional meetings may be held as necessary at any time at the request of either of the Association Members by notifying the other Partner by mail, telex thirty (30) days in advance as to the time, place and matters to be discussed.

2.   The JMC is empowered to:

     . review, examine and approve the work programs and budgets proposed by the operators.

     . approve or confirm the following matters affecting procurement and expenditures:

          a) approve the inclusion in the budget of any assets if their price exceeds one hundred and fifty thousand Sk (150,000 Sk), or every individual order with a value exceeding one hundred and fifty thousand Sk (150,000
     Sk).

          b) approve the equipment leases or technical subcontracts or service contracts included in the budget if the price is more than one hundred and fifty thousand Sk (150,000 Sk).

     .    review and approve plans and transfer of production operations.

     . discuss, review, decide, and approve other matters proposed by either Associate Member to this Agreement or proposed by a group of experts or the operator.

     . review and examine and approve matters to be submitted to the relevant authority of the Slovak Republic.

3. Decisions of the JMC must be, on the basis of consultation, unanimous. All decisions adopted unanimously will be deemed official decisions and will be equally binding on both Association
Members.

     If a matter arises on which a unanimous opinion cannot be obtained, the Association Members may convene a new meeting as soon as possible in an effort to find a new solution to the advantage of both Association Members. The Association Members will in all cases work diligently, constructively, and in good faith in an effort to ensure that all decisions of the JMC are unanimous.

4. If it is urgent that a matter be resolved, or if a decision must be taken without a meeting being called, the JMC may take a decision by means of telex, fax, or by circulating documents.

5.   The JMC may appoint a group of experts as required.

6. During the time that NG is not acting as operator, NG will be entitled to send specialist representatives to the administrative and engineering divisions of DIPC involved in the oil field operations to work alongside the staff of the operator. DIPC will have the same privilege when NG is the operator.

7. Specific responsibilities and work procedures within the JMC will be discussed and decided upon by the JMC in accordance with the relevant stipulations of this Agreement.

8. NG will assist DIPC in handling customs formalities, in acquiring the various permits and licenses that may be necessary in connection with this Agreement, in procuring office space and transportation and communications facilities and in providing the necessary resources for ensuring adequate living and working conditions for DIPC personnel in the Slovak Republic, in contacts and coordination with government departments (ministries), in relevant matters arising from this Agreement in the relevant time frame, as this appears necessary, and likewise generally provide assistance under necessary and reasonable circumstances. All costs associated with such assistance will be charged to the Joint Subaccount.

B.   Operator

     The Association Members agree that DIPC will act as operator during the period of Test Phase and during all subsequent drilling and testing operations. The parties agree that NG will act as operator during the period of producing operations . NG will take over producing operations from the operator at the conclusion of the drilling and testing period at each individual well.

1.   The duties of the operator will be as follows:

     . to utilize appropriate modern technology and commercially proved experience in such a way as to carry out all oil field operations in a rational manner, economically and efficiently and in accordance with sound international practice.

     . to draw up work programs and budgets for oil field operations and carry out approved work programs within budget.

     . to be responsible for procuring equipment and supplies and for concluding subcontracts and contracts for services relating to drilling-producing operations, in all cases in accord with the approved work program and budget.

     . to keep complete and accurate records of all costs and expenditures associated with oil field operations and to maintain the account books in good order.

     . to submit reports to the JMC on the progress of the work and on the overall situation in a timely fashion.

     . to make arrangements for regular JMC meetings and to provide this body with information relating to matters to be reviewed and approved by the JMC.

2. In the course of conducting drilling-producing operations, the operator will be responsible only for direct damages, if these occur due to gross negligence or were intentionally caused by the staff (personnel) of the operator.

3. In the course of conducting oil field operations, the operator will provide information, specimens, and reports as provided below:

     . the operator will provide the other (non-operator) Partner with the various types of information and data required under this Agreement.

     . during the Test Phase and drilling phase-production operations, DIPC will have the right to copy and utilize relevant data on the wellbore and the reservoir, as well as technical information without obtaining the consent of NG. The expenses involved in copying materials will be the sole costs related to these materials that NG will charge to the Joint Subaccount.

     . at the request of either party to this Agreement, the operator will provide all information relating to oil field operations such as: information on the status of oil field operations, on production from each well, and on the status of the production method of the individual wells.

4. The procedure for the gradual takeover of production operations by NG will be agreed by the JMC for each individual well. The transfer will take place at the well within fifteen (15) days from the date on which commercial production begins at each individual well.

                                  Article VI.
                    Procedures for Conducting Joint Activity

1. The operator of the production operations must draw up a plan for producing hydrocarbons from each well completed for Commercial Production ("CP Well") for each calendar year based on the production profile of each well and perform production operations according to this plan.

2. NG will be responsible for the implementation used to produce hydrocarbons from each CP Well drilled under this Agreement and also for the transport of the hydrocarbons to market. Thirty (30) days prior the commencement of commercial production from each CP Well, NG will submit its procedure for the production and sale of the hydrocarbons, which will contain the measures which the parties to this contract will submit to the JMC for approval. All costs arising in connection with the transport and marketing of produced hydrocarbons will be charged to the Joint Subaccount and paid from it.

3.   Sample testing and analysis of crude oil and gas.

3.1 Sample testing of extracted crude oil will be performed by both the extractor and an independent inspection organization according to STN (State Technical Standard) 65 6005.

     3.1.1 The analysis of crude oil will be performed on the sample of both the extracted and the control sample by the extractor for each individual delivery in this extent:

          .    Density at 20 0C/kg/m3/according to STN 65 6010 and density in API degrees.
          .    Viscosity at 20 .C according to STN 65 6216 c/mPa *s/.
          .    Distillation test according to ASTM D 86.
          .    Water content according to STN 65 6062, ASTM 174483 c/ %/.
          .    Mechanical impurities content according to STN 65 6219/ % /.
          .    Sulfur content according to STN 65 6127/%/.
          .    Oil solidification point according to STN 65 6072/. C/.

     3.1.2 The control analysis will be done every quarter year (in relation to the amount in metric tons) by an independent organization as determined by the JMC in this extent:

          .    Chromatographic analysis of crude oil.
          .    Density at 20 .C/kg/m3/according to STN 65 6010 and density in
               API degrees.
          .    Viscosity at 20 .C/mPa * s/.
          .    Point of ignition/.C/.
          .    Solidification point /. C/.
          .    Solidification point of the distillation remainder (above 330 .C)
               /.C/.
          .    Solid paraffin content/ % of mass/.
          .    Asphalt-pitch substances/ % of mass/.
          .    Acid value/mg.KOH/g/.
          .    Molecule weight.
          .    Refractive index.
          .    Sulfur content/ % of mass/.

     3.2 Sampling of gas will be performed in accordance with STM 38 5561 and ISO 6712 by the producer NG and the independent organization.

     3.2.1 The analysis of natural gas will be performed according to STM 38 6101 by both the producer NG and the independent organization in this extent:

          .    Overall chromatographic analysis according to STN 38 5562, from which follows also percent content of methane, ethane, propane, i-butane, e-butane, i-pentane, sum of higher
               hydrocarbons, nitrogen, and CO2.
          .    Dew Point according to STN 38 5573
          .    Burn heat, heat value, density, and relative density
               according to STN 38 5572.
          .    Hydrogen sulfite content /mg/m2/ according to STN 38 5565
               or by detection probes in the sense of STN 38 6101, Art.17.

     3.2.2 The control measurement of quality will be performed once every quarter year by an independent organization with an additional determination of overall sulfur content.

4.   Amount of Oil and Gas:

     . Content of hydrocarbons extracted from each KT probe will be measured by measurement instruments used by NG.

     . Business measurements will be done by the equipment used by NG. These will conform to STN and will be approved by the Office for Standardization and Measurement in Bratislava.

     . Measurement conditions will be included in the "Technical Delivery Conditions" agreed to mutually by the supplier and the buyer.

5.   Setting the price of the produced hydrocarbons:

     . The prices of the various types of hydrocarbons will be calculated as the price F.O.B. place of delivery.

     . The price of the oil produced from all wells under this Agreement will be cited in Sk/ton.

     . The price of gas produced from all wells under this Agreement will be cited in Sk/m3.

6.   Marketing:

     . Unless the Association Members agree otherwise, the Association will be responsible to negotiate and conclude the marketing of all the hydrocarbons.

7.   Transportation of the hydrocarbons.

     . Hydrocarbons from all wells will be assigned for transportation to the place of sale by any transport system of NG.

8.   Production of hydrocarbons:

     . The Association Members will make reasonable efforts to ensure that all wells produce the maximum efficient amount.

9. The procedure for shutting down nonproductive wells and rehabilitation after the conclusion of commercial activity will be determined in a mutual agreement between the Association Members.

                                  Article VII.
                            Financial Administration

1. The Association Members have agreed that gross revenues and gross expenses accounting shall be done monthly.

2.   JMC shall decide on the use of the Association's free financial means.

3. All gross revenues and gross expenses are to be split equally between the Association Members after the accounting period, which ends on Dec. 31 of that year.

4.   A double entry account is kept by the Association, pursuant to Act 563/91
Zb.

                                 Article VIII.
                                Ownership Ratio

A. Property acquired by joint activity becomes the joint property of all Association Members. The proportions for acquired property are as follows:

     DIPC 50%
     NG   50%

B.   Financial resources, current financing of the joint project, and sole risk.

1. All financial resources required for drilling-production operations and resources for the defined exploration program will be provided as follows:

          a) during the Test Phase and the possible Production Phase 1, all expenses will be covered by DIPC and NG as described in Article III of this Agreement until the minimum investment allocated to the work program of the Test Phase or Production Phase 1 is exhausted.

          b) following the exhaustion of the minimum investment for the work program of the Test Phase - as specified in Article III of this Agreement - the two Association Members will share the financing according to the arrangement for the Production Phase 1 as specified in Article III of this Agreement.

          c) following the exhaustion of all possible investment resources allocated to the production program of the Production Phase 1 as specified in Article III, the two Association Members will finance further work in equal measure.

2. Operating costs, as well as all maintenance and repair investments, that will be required for production operation, will be financed from the subaccount of the Association; if there are insufficient funds in this subaccount, the operator will determine the amount required and request financial contributions from both NG and DIPC proportional to their commitments as described in Article III of this Agreement. It is not permitted to commence any operation until funds adequate to pay for it are available in the subaccount.

3. If, during the Production Phase of operations, production falls below the level necessary to maintain commercial operation, DIPC will be entitled to implement as soon as possible, after first obtaining the Agreement of NG, the following decisions:

     . to take other technical measures to increase production from the CP Well; or,

     . to declare that commercial production from the given CP Well has ceased.

4    NG will administer the Association.  Administration is understood to mean maintaining the joint subaccount of the Association, and all accounting, personnel, and inventory records. The costs associated with administration will be charged to the Association. Association expenses also include the costs associated with establishing the Association and with its activity (JMC meetings and the like).

5. Any party to this Agreement may submit proposal for any drilling, testing and production operation or exploration well to the JMC for approval. If the JMC does not unanimously approve the operation, the Party proposing the operation may undertake the work at its own cost and risk. If the work results in a CP Well, that Party bearing the sole risk shall:

     . Recover 200% of the direct investment in a well drilled into an existing field from the production from the wellbore.

     .    Recover 400% the direct investment in a new field wildcat.

                                  Article IX.
              Training Local Personnel and Transfer of Technology

     In the course of implementing this Agreement, DIPC will apply its appropriate and modern technology and experience with management, including its own technology, i.e., patents, know-how, or other technology. DIPC may, as required, train NG personnel and transfer technology, know-how and experience, as well as data or information, as the Association Members agree, to NG and its affiliates, on the condition of appropriate confidentiality and protection of patent rights, in accordance with Slovak regulations.

                                   Article X.
                    Operations at Wells and Their Management

1. The production period of each CP Well begins on the date on which commercial production commences from the given well and will continue until such time as the production from the CP Well falls to a level at which production does not cover operating costs.

2. In the event that the partners agree to temporary interruption of production of a CP Well, the relevant period for halting production and the organization of maintenance operations during the period of interruption will be proposed by the operator and agreed by the JMC. If the JMC should not agree on renewing production after the expiration of the period of the interruption as determined by the JMC, then the partner who wishes to restore production will have the right to carry out restoration at its own risk and expense and to the benefit from producing the CP Well under the condition set forth in Article VIII.B.

3. After the completion of drilling-production operations at any wellbore, should it become evident that a level of production sufficient to be commercial cannot be obtained from all the horizons drilled - based on joint interpretation and agreed by the JMC - a plug will be placed in the well and the well will be abandoned in compliance with relevant legal regulations.

                                  Article XI.
                           Confidentiality Agreement

1    While the Association is active, all Association Members are obligated to keep and protect business secrets concerning all circumstances of a commercial, production, or technical nature associated with the Association that have actual or even potential tangible or intangible value and are not generally known in the relevant business circles.

2. Violation of commercial confidentiality is behavior whereby the violator of the confidentiality agreement without authorization conveys to another person commercial information accessible to him or to another that can be taken advantage of by competitors and about which he has learned:

          a) by being informed of the information or by becoming aware of it from technical proposals, instructions, drawings, models, samples, studies, and the like based on his participation in the Association, or based on some other relationship to it,

          b)   or by his own or another's behavior contrary to the law.

3. Violation of these provisions on maintaining business confidentiality constitutes the factual basis for unfair competition, and the JMC has the right to decide on utilizing legal remedies to protect against such unfair competition.

4. With exception of cases directly stated by Slovak Law/tax, safety and health at work, fire, environment standards, Annual report of NG, etc./, the Member of the Association shall not disclose any information about the Association without prior written approval of the other
Member.

     In case DIPC will request information, which is subject of state, military or other secret as specified by Slovak law, this information will be handed over to DIPC only after approval of the state organs.

                                  Article XII.
                                   Assignment

1. DIPC may concede a part or all of its rights and obligations under this Agreement to an affiliate under the condition that NG agrees to this in advance and in accordance with the following provisions:

          a) the acquirer (company) shall provide NG with a copy of the written Agreement relating to that portion of the rights and obligations to be acquired.

          b) the acquirer (company) shall guarantee to NG, in writing, the performance of the acquired rights and obligations.

          c) no such assignment shall interfere with the conduct of oil field operations.

2. Any Partner, who will be DIPC, may assign a portion or all of its rights and obligations arising under this Agreement to any other third party on the condition that such assignment shall be reviewed and approved by NG within thirty (30) days.

                                 Article XIII.
                                 Force Majeure

1. Except for the disbursement of any payments under this Agreement, no party to this Agreement shall be deemed a Party in default in the performance of any obligation if the impossibility of or delay thereof is due to the following circumstances:

          a) performance of any obligations under this Agreement is prevented, delayed, or postponed due to any event or combination of events that the affected Partner could not foresee, or having been foreseen, were beyond his ability to control.

          b) any event or combination of events is a direct cause that prevents, delays, or hinders the affected Partner from performing its obligations under this Agreement.

          c) if, in the event of such an event or combination of events occurring, the Partner makes every reasonable effort to deal with the cause or causes that prevent, delay, or hinder fulfillment of its obligations, and if the affected Partner immediately or as soon as practically possible after cessation of these causes continues in fulfillment of its obligations under this Agreement.

2. The affected Partner must notify the other Partner of the onset of any instance of force majeure and its cessation. The Partner affected by the action of force majeure must provide the other Partner, within a reasonable time, of reports submitted to the relevant authorities, or other evidence of the action of force majeure, if this is necessary.

3. In the event of the event of force majeure, the Association Members will immediately begin consultations in an effort to find an appropriate solution that will minimize the effects of the action of force majeure.

                                  ARTICLE XIV.
                             Term of the Agreement

     The term of the Agreement is twenty-five (25) years.

                                  ARTICLE XV.
                                 Governing Law

1. The validity, interpretation, and implementation of this Agreement are governed by the law of the Slovak Republic.

2. If, however, after this Agreement becomes effective, a material change should occur in the economic benefits to DIPC resulting from the announcement of new laws, decrees, rules and regulations, or due to any alteration to an applicable law, decree, rule or regulation by the government of the Slovak Republic, then the parties to this Agreement will immediately discuss these alterations and revise and amend the relevant provisions of the Agreement in such a way that the economic benefits to DIPC will be preserved in a reasonable fashion. All alterations to the Agreement are subject to unanimous approval by the JMC.

3. All Association Members are governed by Slovak law, and Slovak legal procedure is mandatory for them.

                                  Article XV.a
                               Arbitration Clause

The Association Members have agreed, that any dispute arising from this Agreement shall be solved by The Vienna Arbitration Court In Vienna.

                                  Article XVI.
                  Termination (liquidation) of the Association

1.   The Association may be terminated or liquidated:

     a)   by the unanimous decision of the JMC.
     b)   upon achieving the purpose of the Association.
     c)   upon expiration of the term for which the Association was established.

2. Upon termination of the Association the property acquired by joint activity is divided equally among the Association Members. The division will be made no later than sixty days from the date of termination of the Association and will be made by NG. NG shall have the right to buy out the share of DIPC first, for the market value.

                                 Article XVII.
                 Language of the Agreement and Working Language

1. The text of the Agreement, its attachments and supplementary documents, if attached to this Agreement, will be written both in Slovak and in English, with both language versions having equal legal force and effectiveness.

2. The Association Members agree that both Slovak and English will be used as working languages.

     After the effective date of this Agreement, technical documentation and information relating to oil field operations conducted under this Agreement shall generally be written in English and in Slovak.

     Documents and information relating to administrative matters will be written in Slovak and in English. Production forms and other reports and notices will be printed in both Slovak and English and will be filled out in Slovak and English.

3. All notices related to this Agreement must be in writing and will be valid only if received by every party to this Agreement. Notices and documents of the Association Members must be delivered personally, or sent by mail as registered or air mail, or must be sent by fax, telegraph, or cable to the addresses below:

     NG:                      DIPC:

     908 45 GBELY             2651 H. Harwood, Suite 120
     Slovakia                 Dallas, TX 75201
     Tel:  42801 921 112      Tel:  214-880-9035
     Fax:  42801 921 103      Fax:  214-880-9608
     RNDr. Stefan Hodan       Mr. Martin A. Schuepbach,
     Director of Geology      President

                                 Article XVIII.
                    Date on Which the Agreement Takes Effect

     This Association Agreement shall become effective on the date on which it is signed (the Effective Date) by both Association Members. All attachments to this Agreement must be in writing; otherwise they are invalid. They form an integral part of the Agreement. If there is a conflict between the Agreement and an attachment the text of the Agreement prevails.

     In other matters the Agreement is subject to provisions of the Civil Code (Section 829 - Section 041).

                                  Article XIX.
                         Temporary and Final Conditions

1. The Association Members have read the Agreement and declare that they are signing it voluntarily and not under compulsion and not under conspicuously disadvantageous conditions. As acknowledgment of their Agreement with its entire contents the partners hereto set their signatures.

     Each Partner shall receive two copies of the Agreement in Slovak and two copies in English.

2.   Attachments to the Agreement are as follows:

     A.   EXHIBIT A:  MAP OF AM1 1 AND AM1 2
     B.   EXHIBIT B:  SCHEDULE OF ACTIVITIES
     C.   DEFINITIONS
     D.   COORDINATES OF AMI I AND AMI 2


                                   Signatures

                                   BRANCH 1N SLOVAKIA OF
NAFTA a.s. GBELY                   DANUBE INTERNATIONAL
                                   PETROLEUM COMPANY

Stamp of Nafta Gbely               Represented by the Head
                                   of the Branch in Slovakia

signature illegible                signature illegible

RNDr. .tefan Hodan
member of the Board of Directors

signature illegible

Ing. Miroslav Michalek
Member of the Board of Directors


over: notarized signatures of Csekesova Erika. Ing. Hodan. Ing. Michalek

Miroslav Pavlovic LLD. Bratislava, Notary Public 13.07. 1 995

signatures of Notary's representative